Exhibit 10(i)

                                 Amendment No. 1
                                       to
                                CBRL GROUP, INC.
                    2002 OMNIBUS INCENTIVE COMPENSATION PLAN
                       (Approved by shareholders 11/23/04)

     1. Sections 1, 6, 19, 24 and 26 of the 2002 Omnibus Incentive Plan each are amended by deleting the references to "Outside Director Option" or "Outside Director Options" each time those terms appear and replacing them respectively with "Outside Director Award" or "Outside Director Awards".

     2. Section 2.20 of the 2002 Omnibus Incentive Plan is hereby amended by deleting the present section in its entirety and substituting the following:

     2.20 "Outside Director Award" means either a Director Option or a Director Stock Award or combination thereof awarded to an Outside Director under Section 27.

     3. Section 27 of the 2002 Omnibus Incentive Plan is hereby amended by deleting the present section in its entirety and substituting the following:

     AWARDS TO OUTSIDE DIRECTORS.

     27.1 Application. The provisions of this Section 27 apply only to Outside Director Awards made in accordance with this Section. Except as expressly set forth herein, the Committee shall have no authority to determine the timing of or the terms or conditions of any Outside Director Award.

     27.2 Awards, Restrictions and Conditions.

          a. At the Effective Date, each person elected to serve as an Outside Director on that date will receive a non-qualified stock option (within the meaning of Section 8.1) to purchase 5,000 shares of Common Stock. The date on which the election occurs is the date of this grant. The exercise price per share of each option granted pursuant to this Section 27.2a. shall equal the Fair Market Value per share of Common Stock on the last business day immediately prior to the date of this grant. These options shall vest and become exercisable in 3 equal annual installments, with the first 1/3 vesting on the first anniversary of the date of this grant.

          b. On the date of each Annual Meeting of Shareholders of the Company following the Annual Meeting of Shareholders in 2004, unless this Plan has been previously terminated, each Outside Director who will continue as a director following the meeting will receive either (1) a non-qualified stock option

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               (within  the  meaning of  Section  8.1) to  purchase  up to 5,000 shares of Common Stock (a "Director Option"), (2) a Stock Award of up to 2000 shares of Common Stock or Units of Common Stock (a "Director Stock Award"), or (3) any combination of Director
               Option or Director Stock Award, each subject to the maximum amounts set forth in clauses (1) and (2). The date on which the Annual Meeting of Shareholders occurs shall be deemed the date of the grant of either a Director Option or a Director Stock Award. The exercise price per share of a Director Option shall equal the Fair Market Value per share of Common Stock on the last business day immediately prior to the date of the grant. Both Director Options and Director Stock Awards shall vest (and, in the case of
               Director   Options,   become   exercisable)  in  3  equal  annual
               installments with the first 1/3 vesting on the first anniversary of the date of the grant. Before the end of each fiscal year, the Committee shall designate the number of shares (or Units) of Common Stock (up to the maximums set forth above) that will be subject to Director Options and/or Director Stock Awards at succeeding Annual Meeting of Shareholders. Unless there is a change in designation, any designation made in a prior year shall continue until modified or rescinded.

          c. If any person who was not previously a member of the Board is elected or appointed an Outside Director following the Effective Date, but prior to the July 31 immediately preceding the first annual meeting of shareholders following his or her election or appointment, that Outside Director will receive a Director Option to purchase 5,000 shares of Common Stock. The date prior to July 31 on which the election or appointment occurs shall be deemed the date of the grant. The exercise price per share of a Director Option granted pursuant to this Section 27.2.c. shall equal the Fair Market Value per share of Common Stock on the last business day immediately prior to the date of the grant. These options shall vest and become exercisable in 3 equal annual installments, with the first 1/3 vesting on the first anniversary of the date of this grant.

          d. No Director Option shall be exercisable prior to vesting. Each unexercised Director Option shall expire on the 10th anniversary of the date of grant.

          e. The exercise price of a Director Option may be paid in cash or in shares of Common Stock which have been owned for at least 6 months (or any shorter or longer period necessary to avoid a charge to the Company's earnings for financial reporting purposes), and including shares of Common Stock subject to a Director Option.

          f. Outside Director Awards shall not be transferable without the prior written consent of the Board other than transfers by the Outside Director (i) to a member of his or her Immediate Family or a to trust for the benefit of the Outside Director or a member of his or her Immediate Family, directly or by will or by the laws of descent and distribution, or (ii) to a fund affiliated with him or her.

          g. Grantees of Outside Director Awards shall receive and Award Notice setting forth other terms and restrictions as provided in

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               this Plan and,  in the case of a Director  Option,  the  exercise price.

          h. Upon termination of an Outside Director's service as a Company director, (i) all Outside Director Awards that are vested and/or exercisable and held by that Outside Director will remain vested and/or exercisable through their expiration dates and (ii) all remaining Outside Director Awards held by that Outside Director will vest and/or become exercisable to the extent of any shares that would have vested and/or become exercisable within a 12-month period ending on the anniversary date of termination of service. Any Director Options which vest under this provision must be exercised, if at all, within that same 12-month period, unless the director has qualified for retirement from the Board by reaching at least 50 years of age and having served at least 7 years as a director of the Company. After reaching retirement status, a director whose Board service ends will be permitted to exercise all options vested pursuant to these provisions until the stated expiration date of the options. Any unvested Outside Director Award held by the Outside Director on the date of termination of service will lapse and be forfeited to the extent that they do not vest and/or become exercisable pursuant to the preceding sentences. The Board may, in its sole discretion, elect to accelerate the vesting of any Outside Director Award in connection with the termination of service of any individual Outside Director.

          i. Outside Director Awards shall be subject to Section 26. The number of shares and the exercise price per share of each existing Director Option shall be adjusted automatically when, and in the same manner as, the number of shares and the exercise price of Stock Options under Section 19 are adjusted pursuant to
               Section 19. The number of shares underlying potential future Director Options shall be adjusted automatically when, and in the same manner as, the number of shares underlying outstanding Stock Options are adjusted pursuant to Section 19.

          j. The Board, in its sole discretion (and absent other express action, without affecting the size of future option grants), may reduce the size of any Outside Director Award prior to grant or to postpone or extend the vesting and exercisability of any Outside Director Award prior to grant.